Exhibit 10.2

PROMISSORY NOTE

U.S. $500,000	26 September 2007

FOR VALUE RECEIVED, the undersigned, Geomas Software LLC (the “Issuer”), a Texas corporation, hereby promises to pay to Global Asset Fund Ltd., a Cayman Islands Corporation, or its assigns, the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest thereon at the rate of 12% per annum.

The entire unpaid principal amount outstanding under this Note, together with interest thereon, shall be due and payable on 25 September 2008 (the “Maturity Date”).

Interest is to be paid on the Maturity Date. Issuer may, at any time, prepay any or all of the principal or interest due under this Note without premium or penalty.

Payments with respect to this Note are to be made in lawful money of the United States of America.

The entire unpaid principal amount outstanding under this Note, together with interest thereon, shall become immediately due and payable upon the insolvency of Issuer, the filing of a petition in bankruptcy by Issuer, the execution by Issuer of a general assignment for the benefit of creditors, or the filing by or against Issuer of a petition in bankruptcy or a petition for relief under the provisions of any country’s bankruptcy act or law for the relief of debtors and the continuation of such petition without dismissal for a period of 90 days or more.

The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

This Note shall be governed by and construed in accordance with the laws of the Cayman Islands without regard to the principles or rules of conflicts of laws thereof to the extent that such principles or rules would require the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed and delivered as of the day and year first above written.

GEOMAS SOFTWARE LLC

/s/ John Veenstra
By:	John Veenstra
Title:	Chief Innovation Officer